EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Mark McCall/Julie Prozeller (212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES FISCAL THIRD QUARTER RESULTS

COMPANY REPORTS GROWTH IN ADJUSTED EBITDA ON A CONSTANT CURRENCY BASIS; EXPANDS U.K. OPERATION
WITH PURCHASE OF ESTABLISHED

INTERNET-BASED CONSUMER LENDING BUSINESS

BERWYN, Pennsylvania, April 29, 2009 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company serving unbanked and under-banked consumers, today announced its results for the fiscal third quarter ended March 31, 2009.

Fiscal 2009 Third Quarter Highlights

•	Consolidated total revenue was $118.2 million for the quarter compared to $149.3 million for the prior year’s quarter. On a constant currency basis, when applying the currency exchange rates from the third quarter of the prior fiscal year to the current quarter’s results, total consolidated revenue, which was nominally impacted by the global recession and a tightening of the Company’s lending standards, decreased by 5.5% to $141.1 million.

•	The total loan loss provision, which on a consolidated basis was negatively impacted by a lower mix of foreign loans as a result of a stronger U.S. Dollar, nevertheless improved to 17.5% of gross consumer lending revenue for the quarter, as compared to 19.1% for the third quarter of the prior fiscal year.

•	As a result of cost reduction initiatives across all of the Company’s geographic markets, store and regional margin, on a constant currency basis, improved to 35.5% of total revenue compared to 34.3% for the third quarter of the prior year.

•	Consolidated adjusted EBITDA was $30.8 million compared to $38.1 million for the prior year’s quarter, however consolidated adjusted EBITDA for the quarter increased slightly over the previous year to $38.3 million on a constant currency basis from $38.1 million for the prior year period.

•	Income before income taxes, which was unfavorably impacted by the translational effects of the Canadian and U.K. results into U.S. Dollars, was $16.3 million for the quarter compared to $22.6 million for the prior year period; similarly net income was $7.9 million compared to $13.8 million for the prior year’s quarter, while fully-diluted earnings per share was $0.33 for the current quarter compared to $0.56 for the prior year period.

•	On a constant currency basis and excluding non-recurring charges, pro forma income before income taxes was $22.0 million for the quarter compared to $22.8 million for the prior year period, while pro forma net income and fully-diluted earnings per share were $12.5 million and $0.52, respectively as compared to $13.0 million and $0.53, respectively for the prior year period.

Commenting on the results for the quarter, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “Overall I am pleased with the performance of our business this quarter, especially given the extremely challenging macroeconomic environment. The U.K. business continues to be an exciting growth story for us where we now have a significant share of the market and an opportunity to further increase our brand awareness through targeted advertising campaigns. In addition, consistent with our diversified global business strategy, we are pleased to announce that on April 21, 2009 we completed the acquisition of an established profitable U.K. internet-based consumer lending business which is immediately accretive. The acquired company is competitively positioned in a rapidly growing market and further expands our expertise within the internet lending arena. Moreover, we believe we can export and leverage this expertise to other European countries as well as our Canadian business unit. The cash acquisition price was approximately $7.0 million including the $3.0 million value of the loan book. EBITDA for the twelve months following the acquisition is anticipated to be between $3.0 million and $4.0 million including transition costs.

In Canada, as the regulatory environment clarifies, we believe we are well positioned as the lowest cost provider, to leverage significant opportunities to further grow our business through store or customer accounts acquisitions from less efficient competitors at attractive prices. Our U.K. and Canadian businesses continue to be the key drivers of our international platform, making up approximately 80% of our consolidated Company store and regional margin. Although our U.S. business is not a core focus, we continue to execute on our plan to rationalize and improve profitability. We intend to further prune our U.S. store base, generally closing under-performing stores as leases expire until we achieve a core of profitable stores in states with more favorable regulatory terms.

In spite of these economically challenging times, we remain confident in the strength and resiliency of our diversified multi-product, multi-country and multi-channel business model. Our continuing strong cash flow from operations and solid liquidity positions us well to continue to take advantage of attractive global acquisition and expansion opportunities in existing and prospective new markets, as well as supports the development and launch of new products through our global multi-channel business platform. Additionally, we expect the various cost reduction initiatives and operating efficiency improvements we have implemented over the past several months will enable us to continue to weather and ultimately emerge from this recession an even stronger Company that is well positioned for sustained profitable growth.”

Business Review
In the third quarter, the Company saw a further decline in the number of checks cashed in all of its business units, and for the first time began to see some moderate erosion in its consumer lending business, as the global economic contraction continued to weigh on customers with job losses from the deepening recession extending further into the overall economy. However, despite having to navigate through what is arguably the worst economic conditions the Company may ever have to face, total consolidated revenue for the Company was down only 5.5% over the prior year’s quarter on a constant currency basis, while adjusted EBITDA, as a result of a number of cost reduction and efficiency improvement initiatives, increased slightly year-over-year.

The Company’s customer base is generally composed of service sector workers who typically work in non-discretionary jobs, the nature of which tends to dampen fluctuations in employment from cyclical swings in the overall economy. However, due to the depth of the current global recession, the period of transitional unemployment whereby our customers typically migrate from one generally skilled job to another, as a result of a layoff or job furlough, is naturally longer than in previous less severe economic downturns. Notwithstanding the current state of the global economy, there is still a real need for the basic front line services provided by the Company’s customer base, as someone still needs to care for the sick and injured in hospitals, maintain the country’s infrastructure, stock the shelves at grocery stores, and work the cash registers at convenience stores. Therefore, the Company believes employment for its customer base should stabilize faster than most other sectors of the economy, once the global economies begin their inevitable recovery.

Consumer lending in the U.K. continues to benefit from a growing market for the Company’s loan products, in addition to strong growth in the pawn business, which primarily consists of loans on collateralized gold jewelry. Pawn lending continues to be an area of focus in the U.K. and presents an opportunity to transfer the Company’s growing expertise with this product to its U.S. and Canadian stores. A low penetration of retail locations to under-banked consumers presents an opportunity to continue to expand the Company’s customer base in the United Kingdom through additional de novo store builds and accretive acquisitions. In addition, the Company intends to continue to introduce new products, and last month launched an internet based gold purchase program.

In Canada, provincial regulation presents a significant opportunity to leverage the Company’s position as the lowest cost provider. Many higher cost mono-line competitors will likely not be able to operate profitably under provincial regulation presenting an opportunity to acquire stores or customer accounts from some of these less efficient competitors at attractive prices. Furthermore, the Company expects to resume its advertising campaigns in Canada, which were temporarily suspended during the regulatory process, once provincial regulation is finally established. This should facilitate the resumption of new customer growth in the Company’s Canadian stores.

The U.S. financial services business is not currently a strong area of focus, as approximately 80% of the Company’s consolidated store and regional margin is generated outside of the United States in Canada and the United Kingdom. The uncertain regulatory landscape at both the state and federal levels, in addition to a fairly saturated market in terms of the number of retail locations to the under-banked population, makes the U.S. payday lending business a less compelling investment opportunity in the near-term compared to other markets and new product opportunities. However, certain other business products, such as the acquisition of a secured lending business in the U.S., would serve to further diversify the Company’s global business model and presumably would allow the Company to take advantage of its large U.S. tax net operating losses.

As part of the Company’s continuing plan to rationalize and improve the profitability of its U.S. business, the Company intends to continue to prune its U.S. store base generally closing under-performing stores as leases expire until a core of profitable stores is achieved in states with more favorable regulatory terms. As part of this initiative, the Company is planning to sell or close approximately 60 U.S. financial services stores or about 15% of the Company’s U.S. financial services store base in the fourth quarter of the current fiscal year. In general, these are underperforming stores located in states with uncertain or less favorable regulation, or are located in states where the Company only has a few stores resulting in an inefficient and more costly support infrastructure. The Company anticipates these store closures will result in additional annual EBITDA of between $1.5 million and $2.5 million including reductions in store support costs. Additionally, these store closures will free up cash previously used to fund the loan portfolio and working capital requirements of the closed stores, which can then be redeployed in other areas of the growing international business. The one-time costs associated with the store closures are anticipated to be between $2.0 million and $3.0 million, of which approximately $1.0 million is associated with the non-cash write-off of fixed assets.

Third Quarter Fiscal 2009 Financial Results
The U.S. Dollar strengthened significantly during the quarter with respect to the Canadian and U.K. currencies as compared to the prior year, and as a majority of the Company’s consolidated revenue is generated outside of the United States in Canada and the U.K., the reported results for the Company’s foreign subsidiaries were negatively impacted on a non-cash basis when translated into U.S. Dollars, as required by U.S. generally accepted accounting principles. Importantly, as the Company continues to reinvest the cash generated by its Canadian and U.K. business units back into those businesses, and does not typically repatriate the foreign earned cash to the Company’s U.S. entity, fluctuations in currency exchange rates presently have no near term cash flow impact on the Company’s operations. Therefore, in order to better explain and compare the performance of the business units for the quarter, excluding the effects of accounting based currency translations, the Company will also provide metrics for the quarter on a constant currency basis.

On a constant currency basis, total check cashing revenue was $43.4 million for the quarter ended March 31, 2009, representing a decrease of $8.1 million. In the midst of the current recession, when the potential for fraudulent checks being presented is higher, the Company is employing a more cautious approach to cashing checks which includes a focus on net margin as opposed to gross fees. Accordingly, net write-offs of returned checks, as a percentage of check cashing revenue, decreased to 4.9% for the quarter compared to 7.3% for the prior fiscal year. Check cashing fees in Canada decreased by C$2.1 million or 10.9%, while check cashing revenue in the U.K. declined by £1.6 million or 22.7%. Rising unemployment and the shrinking construction industry in the London area, principally due to the slowing housing market, were the primary drivers of the decreased check cashing fees in the United Kingdom. Check cashing revenue in the U.S. decreased by 15.2% or $2.9 million, and similarly to Canada, was impacted by increasing unemployment and fewer payroll checks being cashed.

Also on a constant currency basis, consolidated consumer lending revenue was $70.3 million, resulting in a moderate decrease of $3.0 million or 4.1% for the fiscal third quarter, as compared to the same quarter in the prior year. Consumer lending revenue in the U.K. increased by a healthy 23.6% or £2.0 million for the quarter compared to the prior fiscal year’s quarter. While the Company has taken a more cautious approach to lending in all of its markets due to the slowing economy, whereby focusing more on net profit as opposed to gross lending fees, the U.K. business continues to benefit from growing consumer awareness of the Company’s loan products and also strong growth in pawn lending. Total revenue generated by the pawn business in the U.K. was £2.2 million for the quarter, as compared to £1.6 million for the prior year’s quarter, representing a year-over-year increase of 37.5%.

Consumer lending revenue in Canada declined by 8.0% or C$2.8 million compared to the previous year’s quarter. As discussed in past earnings releases, the Company diminished the scale and tone of its Canadian marketing and advertising campaigns, as many of the Canadian provinces are actively engaged in formulating and/or instituting their respective consumer lending regulations and rate structures. Accordingly, as expected, new customer growth in Canada has softened. In the U.S., as in Canada, increasing unemployment through all sectors of the economy in the third quarter negatively impacted consumer lending volumes, as U.S. lending revenue decreased 18.5% to $18.0 million for the quarter. The closure of the underperforming U.S. and Canadian stores in the first quarter of the current fiscal year also contributed to lower year-over-year lending volumes in those markets.

On a constant currency basis, total company funded loan originations for the quarter decreased by 5.1% or $24.3 million, as compared to the prior year period. Company funded loan originations in the U.K. increased by 23.0% or £10.8 million for the quarter. In the U.S., Company funded loan originations decreased by 15.9% or $24.7 million and in Canada decreased by C$21.0 million or 9.3% for the fiscal third quarter, primarily due to the weakening economy and increased unemployment, and the store closures.

Money transfer fees, on a constant currency basis, increased by 4.4% to $7.2 million, as compared to the third quarter of the prior fiscal year, driven by growth in the Company’s foreign business units. Other revenue, excluding the impact of changes in currency exchange rates, increased by 14.6% or $2.6 million, primarily as a result of additional pawn merchandise and related scrap sales, and increased foreign exchange product revenue in the United Kingdom.

On a constant currency basis, store and regional margin was $50.2 million for the current quarter representing a nominal decrease of $1.0 million from the prior year period. Due to the global recession, the Company instituted a number of cost reduction initiatives across all of the Company’s markets. As a result, store and regional margin on a constant currency basis improved to 35.5%, as a percentage of total revenue, from 34.3% for the prior year’s quarter. Although it is difficult to predict the continuing depth and duration of the current recession, the Company continues to regulate its labor and other variable store costs with fluctuations in customer transaction volume. Corporate costs also decreased on a constant currency basis to $17.5 million for the current quarter from $17.9 million for the prior year’s quarter.

On a constant currency basis and excluding non-recurring charges, pro forma income before income taxes was $22.0 million for the quarter, as compared to $22.8 million for the prior year’s quarter. Pro forma net income, considering a pro forma effective income tax rate of 43.0%, was $12.5 million, representing a slight decrease of $0.5 million over the prior year’s quarter. Likewise, on a constant currency basis and excluding non-recurring charges, pro forma fully-diluted earnings per share was $0.52 for the quarter compared to $0.53 for the prior year’s quarter.

Income before income taxes, on a GAAP basis and including approximately $700,000 of non-recurring store closing costs, was $16.3 million compared to $22.6 million for the previous year’s quarter. Net income, which includes an effective income tax rate for the quarter of 51.4%, was $7.9 million, while fully-diluted earnings per share were $0.33 for the quarter ended March 31, 2009. The effective income tax rate for the quarter was unfavorably impacted by a lower mix of foreign earned income, which have lower statutory rates, as a result of the strengthened value of the U.S. Dollar and the translation of the Company’s foreign subsidiary results into U.S. Dollars, as well as the U.S. store closure costs principally incurred in the first quarter of the current fiscal year.

Company’s Liquidity Position
The Company has a very strong liquidity position with ample excess cash available for investment in growth initiatives. The consolidated cash amount reported in the Company’s balance sheet for the period ending March 31, 2009, which includes cash in the Company’s foreign business units, was reduced by $41.6 million due to the strengthening of the U.S. Dollar and the related translation of the Company’s foreign denominated cash accounts into U.S. Dollars, per U.S. generally accepted accounting principles. As these foreign cash accounts are maintained in Canada and the U.K. in local currency, on an operational basis there is no present diminution in value from changes in currency rates, and as a result these cash balances are still fully available to fund the daily operations and growth of the U.K. and Canadian business units. Given the current economic climate, the Company intends to continue to manage its cash flow prudently by balancing the near term strategy to increase cash holdings, while at the same time take advantage of the Company’s acquisitions pipeline with the purchase of attractively priced acquisitions in existing and prospective markets.

At March 31, 2009, the Company’s global revolving credit facilities were undrawn, and as a result $75.0 million was available on its credit facility in the U.S., C$28.5 million was undrawn in Canada, with £5.0 million undrawn in the U.K. These available undrawn facilities are in addition to the Company’s substantial annual free cash flow from its business operations. Furthermore, the Company’s long-term debt portfolio buttresses its strong liquidity position, as the interest rate on the convertible notes is fixed at 2.875%, and on the term debt, the LIBOR-based rates have been synthetically fixed at a weighted average blended rate of 7.4% for the term of the notes. The convertible notes are not due until June 2027, and are not callable or putable until December 2012, and there are no debt principal repayment requirements until potentially December 2012, or about four years from now. The term notes do not mature until October 2012, and in the interim period until maturity, the required principal repayments amount to just $3.7 million annually.

Company’s Fiscal 2009 Outlook
In the third quarter, there was a further strengthening of the U.S. Dollar in relation to the Canadian Dollar and British Pound Sterling, which on a year-over-year basis has now strengthened by nearly 20% against the Canadian Dollar and nearly 30% against the Pound Sterling. As about 80% of the Company’s store margin is generated outside the U.S. in Canada and the U.K., the increased value of the U.S. Dollar has a considerable impact on the Company’s earnings, when translated into U.S. Dollars per generally accepted accounting principles. The accounting based translation of earnings into U.S. Dollars is a non-cash adjustment, as the Company’s foreign earned income is generally maintained in the respective countries to fund local country growth. However, given the continuing and further strengthening of the U.S. currency subsequent to the Company’s previously issued guidance, along with a further deterioration in the global economies, the Company anticipates that its reported earnings per share for the fiscal year will be towards the low end of its previous guidance range. Accordingly, as the completion of the fiscal year nears, the Company is revising its fiscal 2009 guidance for earnings per share to between $1.65 and $1.75 per fully diluted share, excluding the impact of the additional one-time store closure costs expected to be accrued in the fourth quarter ending June 30, 2009.

Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on Wednesday, April 29, 2009 at 5:00 pm ET to discuss the Company’s results for the fiscal third quarter ended March 31, 2009 and the Company’s fiscal 2009 outlook. Investors can participate in the conference by dialing (888) 200-2794 (U.S. and Canada) or (973) 935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through May 6, 2009. If you wish to listen to the replay of this conference call, please dial (706) 645-9291 and enter passcode “93310775”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp
Dollar Financial Corp is a leading diversified international financial services company serving unbanked and under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, pawn lending, Western Union money order and money transfer products, currency exchange, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, and bill payment services.

At March 31, 2009, the Company’s global store network consisted of 1,264 stores, including 1,078 company-operated financial services stores and 186 franchised and agent locations in the United States, Canada, Republic of Ireland and the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing, money transfer, and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results, the developing regulatory environment in Canada and the United States; the impact of future development strategy, new stores and acquisitions; the implementation and expected results of restructuring initiatives; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies, risks related to the regulatory environments, current and potential future litigation, the integration and performance of acquired stores, the performance of new stores, the implementation and expected results of restructuring initiatives, the impact of debt financing transactions, the results of certain ongoing income tax appeals, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and form 10-Q’s and 10-K’s. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release
In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding non-recurring charges and adjusted for pro forma effective income tax rates.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
	2008	2009

Assets:
Cash and cash equivalents	$209,714	$191,567
Loans receivable, net:
Loans receivable	123,683	93,153
Less: Allowance for loan losses	(8,466)	(8,131)

Loans receivable, net	115,217	85,022
Loans in default, net	11,930	9,906
Prepaid expenses and other receivables	29,158	25,952
Fair value of derivatives	—	28,104
Deferred tax assets, net	12,191	11,620
Property and equipment, net	68,033	53,312
Goodwill and other intangibles	470,731	416,670
Debt issuance costs and other assets, net	25,949	24,885

Total Assets	$942,923	$847,038

Liabilities:
Accounts payable	$56,636	$38,239
Income taxes payable	12,194	9,831
Accrued expenses and other liabilities	37,998	32,496
Fair value of derivatives	37,214	—
Deferred tax liabilities	22,352	21,273
Revolving credit facilities	5,341	—
Long-term debt	577,863	567,339

Total Liabilities	749,598	669,178

Shareholders’ Equity:
Common stock	24	24
Additional paid-in-capital	255,197	256,055
Accumulated deficit	(95,950)	(63,018)
Accumulated other comprehensive income (loss)	34,054	(15,201)

Total shareholders’ equity	193,325	177,860

Total Liabilities and Shareholders’ Equity	$942,923	$847,038

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2009	2008	2009

Revenues:
Check cashing	$51,503	$37,263	$146,025	$127,419
Fees from consumer lending	73,316	58,551	215,419	210,054
Money transfer fees	6,921	5,957	19,960	20,351
Other	17,573	16,393	40,486	45,589

Total revenues	149,313	118,164	421,890	403,413

Store and regional expenses:
Salaries and benefits	42,778	34,429	116,661	111,507
Provision for loan losses	14,023	10,242	44,899	40,392
Occupancy costs	11,359	9,863	30,790	31,503
Returned checks, net and cash shortages	4,973	2,866	14,226	13,228
Depreciation	3,597	3,057	9,620	9,819
Bank charges and armored carrier services	3,611	3,174	9,954	9,937
Telephone and communication costs	1,917	1,739	5,367	5,616
Advertising	2,602	1,451	7,426	6,659
Other	13,287	10,748	35,739	36,073

Total store and regional expenses	98,147	77,569	274,682	264,734

Store and regional margin	51,166	40,595	147,208	138,679

Corporate and other expenses:
Corporate expenses	17,893	15,452	52,621	52,566
Interest expense, net	9,771	8,144	26,837	26,163
Other depreciation and amortization	854	925	2,663	2,903
Loss on store closings	176	644	369	6,137
Other (income) expense, net	(159)	(832)	(323)	(5,992)

Income before income taxes	22,631	16,262	65,041	56,902
Income tax provision	8,802	8,361	26,194	23,970

Net income	$13,829	$7,901	$38,847	$32,932

Net Income per share
Basic	$0.57	$0.33	$1.61	$1.37
Diluted	$0.56	$0.33	$1.58	$1.37

Weighted average shares outstanding
Basic	24,120,797	23,951,974	24,087,467	24,024,628
Diluted	24,522,485	24,007,851	24,590,362	24,114,896

Pro forma Net Income Reconciliation

Pro forma Net Income is not an item prepared in accordance with GAAP. Pro forma Net Income is net income adjusted to exclude one-time charges as described below. Dollar presents Pro forma Net Income as an indication of the Company’s financial performance excluding one-time charges so as to show comparative results of its operations. Not all companies calculate Pro forma Net Income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Pro forma Net Income (dollars in thousands):

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES)
(In thousands except share and per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2009	2008	2009

Income before income taxes — as reported	$22,631	$16,262	$65,041	$56,902

Non-recurring charges:
Loss on store closings	176	644	369	6,137
Other	5	45	399	554

Pro forma income before income taxes	22,812	16,951	65,809	63,593
Pro forma income taxes	9,809	7,289	28,298	27,345

Pro forma net income	$13,003	$9,662	$37,511	$36,248

Pro forma effective income tax rate	43.0%	43.0%	43.0%	43.0%

Weighted average fully-diluted shares outstanding	24,522,485	24,007,851	24,590,362	24,114,896

GAAP fully-diluted earnings per share	$0.56	$0.33	$1.58	$1.37

Pro forma fully-diluted earnings per share	$0.53	$0.40	$1.53	$1.50

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that Adjusted EBITDA amounts should be considered by prospective investors because Dollar uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company’s historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2009	2008	2009

Income before income taxes	$22,631	$16,262	$65,041	$56,902

Add:
Depreciation and amortization	4,451	3,982	12,283	12,722
Interest expense, net	9,771	8,144	26,837	26,163
Stock based compensation expense	1,066	1,762	2,778	4,490
Loss on store closings	176	644	369	6,137
Other	(25)	47	(309)	525

Adjusted EBITDA	$38,070	$30,841	$106,999	$106,939

Dollar Financial Corp
Unaudited Store Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2009	2008	2009
Beginning Company-Operated Stores
U.S.	470	418	350	467
Canada	397	401	360	419
U.K.	221	259	192	236

Total Beginning Company-Operated Stores	1,088	1,078	902	1,122

De novo Store Builds
U.S.	0	0	2	3
Canada	8	0	38	0
U.K.	6	2	14	17

Total	14	2	54	20

Acquired Stores
U.S.	2	0	126	2
Canada	13	0	21	0
U.K.	0	0	22	8

Total	15	0	169	10

Closed Stores
U.S.	6	0	12	54
Canada	0	1	1	19
U.K.	0	1	1	1

Total	6	2	14	74

Ending Company-Operated Stores
U.S.	466	418	466	418
Canada	418	400	418	400
U.K.	227	260	227	260

Total Ending Company-Operated Stores	1,111	1,078	1,111	1,078

Ending Franchise Stores
U.S.	97	57	97	57
Canada	60	61	60	61
U.K.	186	68	186	68

Total Ending Franchise Stores	343	186	343	186

Total Ending Store Count	1,454	1,264	1,454	1,264